Exhibit 99.2

American Oriental Bioengineering, Inc. Q4 2008 Earnings Call Transcript

American Oriental Bioengineering, Inc. (AOB)

Q4 2008 Earnings Call Transcript

March 9, 2009 8:00 am ET

Executives:

Hong Zhu – VP, IR

Tony Liu – Chairman and CEO

Wilfred Chow – SVP, Finance

Lily Li – CFO, COO and Secretary

Analysts:

Katherine Lu – Oppenheimer

Gene Mack – Lazard Capital Markets

Hongbo Lu – Piper Jaffray & Co.

Hao Hong – Brean Murray, Carret & Co.

Presentation

Operator

Good day, ladies and gentlemen, and welcome to the American Oriental Bioengineering fourth quarter, full-year earnings conference call. My name is Mary and I will be your co-coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator instructions) As a reminder this conference is being recorded for reply purposes.

I would now like to turn the presentation over to your host for today’s call, Mr. Hong Zhu, Vice President of Investor Relations, please proceed.

Hong Zhu

Thank you, Mary. Thank you everyone, and welcome to the AOBO fourth quarter and full-year 2008 conference call.

On our call today is Tony Liu, Chairman and the CEO; Lily Li, COO and CFO; Binsheng Li, Chief Accounting Officer and Wilfred Chow, Senior Vice President of Finance.

Before we begin, I would like to mention that this conference call may contain forward-looking statements within the meaning of the Federal Securities Laws. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, our performance and underlying assumptions and other statements that are not historical in nature.

These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from the expectations reflected in those forward-looking statements.

Potential risks and uncertainties include products, service, demand and acceptance, and changes in technology or economic conditions, the impact of competition on pricing, the impact of governmental regulation and other risks contained in the report filed by the Company with SEC. For more information on this matter, we encourage you to review the Company’s most recent 10-K filing. With that said, I would like now to turn the call over Tony Liu. Go ahead, Tony.

Tony Liu

[Interpreted] Good morning and welcome to our fourth quarter and full year 2008 conference call. First, I will comment briefly on fourth quarter and the year of 2008. Wilfred Chow will reveal some of our financial highlights, Lily Li will discuss our business strategy and the current outlook and then we’ll go to questions and answers.

We achieved many successes in 2008 including strengthening our leading brands, enhancing our product portfolio, and diversifying operations in a way that lends flexibility to our business models so that we can navigate rapidly changing regulatory and economic environment.

However, as we close the fiscal year, our overwhelming perspective was that of gratitude and fortitude. We are fortunate to operate a business that has provided consistent long-term growth at a time when companies all over the world are facing more and more challenges.

Our success requires constant dedication from all of our team members and I want to thank each of you for your efforts. I also want to thank you each of our shareholders’ for your consistent support and help to us.

There are headwinds in 2009 that presented some challenges – that has presented some challenges and the biggest area of uncertainty lies with the healthcare reform. And we believe the attainment of the key goals in China’s healthcare reform will result in complete changes or fundamental changes in the pharmaceutical industry in China.

However, the incremental of $124 billion in healthcare spending over the next three years is currently year marked for more than 9,400 new clinics and health centers and the planned – the plan faces a lot of emphasis on traditional Chinese medicine.

The new legislation also dictates higher quality control standards, which should cause challenges for smaller and poorly managed companies. And this should precipitate a generally more favorable competitive environment, increase investment in the sector, and the greater focus on product quality should ultimately mean additional demand for our products and services.

We are cautiously optimistic about the growth opportunities in China’s healthcare sector in 2009. And the core of our strategy remains flexibility and diversification. We now operate in the OTC subscription – prescription, I’m sorry, prescription nutraceutical and the distribution businesses, and our revenue base is increasingly diverse.

2009 will be a year of continued growth for AOBO, although the rate of growth is likely to be muted versus 2008. We remain comfortable that we will see continued demand for our nationally recognized brands, and we anticipate some exciting new product launches as well. Now more than ever it is comparative that we remain focused and execute our long-term goal to be a top five pharmaceutical company in China.

In 2009, that means we are dedicated to the highest quality standards pursuing innovate new concepts and technologies so that we can bolster our new product pipeline, enhancing trust with our partners and customers in new and existing geographical – geographies and the sales channels, and of course pursuing the most optimal business decisions, so that we minimize operational risk, drive year-over-year growth and ultimately create shareholder value over the long-term.

Now let me thank you again for your continued support and I believe that AOBO’s future will be even brighter. Now, let me turn to the call over to Wilfred.

Wilfred Chow

Thank you, Tony. We reported full year revenue of $264.6 million, up 56% – sorry, 65% year-over-year and non-GAAP net income increased 45% to $62.7 million or approximately $0.76 per share. Please note that we provide a non-GAAP net income reconciliation table in our press release in order to be consistent with the presentation of our full-year net income guidance of $62 million and that exclude any impact from acquisition and cost related to our convertible notes.

For the fourth quarter, our top line growth was up approximately 68%, which primarily reflected demand for our over the counter pharmaceutical products as to continued to strengthen our brand with effective marketing campaigns and increased geographic presence.

For the year and on a combined basis, we noted that CCXA and Boke generated $63 million in revenue, more than doubled their performance in 2007 and on target with our plan. In manufacturing, prescription pharmaceutical revenue was up 40% year-over-year to $25. – $28.5 million in the fourth quarter of 2008. This reflects our diversified product portfolio including recently launched CCXA prescription products, in addition to the sales of existing products.

Extending rural market coverage also continues to drive prescription pharmaceutical revenue performance. Our over the counter pharmaceutical revenues continue to be very strong and increased 92% year-over-year to $52.6 million during the quarter.

This was attributable to the increasing sales of our Jinji Series and Yimucao products. Nutraceutical contributed about 10% of total revenue in line with our goal for these divisions.

In distributions, Nuo Hua generated $5.5 million in revenue in the fourth quarter. Our fourth quarter gross margin was 62.4%, compared with the prior year quarter growth margin of 68.1%. The anticipated decline reflects Nuo Hua revenue and lower margin CCXA products.

While there are no surprises that we recurring operating expenses in the quarter, we did recognize a non-recurring expenses related to in-progress research and development at GHK. Due to accounting rules, which have since changed, we expensed instead of capitalized approximately $12.3 million to comforted estimate fair value of the in-progress R&D projects as of the day of the transaction.

This is common accounting equipment for the acquisition of R&D assets. GHK has seven projects in progress, when we purchased the business. They are mostly related to new product development and we are pursuing each of them. These should be completed by the end of 2010. All five our manufacturing subsidiary now qualified for high-tech status in 2008 and have received recognition of benefit from a 15% tax rate through 2010.

On a non-GAAP basis, for the fourth quarter, our net income increased 43% to $21.7 million and our diluted earnings per share was $0.25. Please see our press release for the reconciliation to the GAAP performance.

We closed our year with $70.6 million in cash and we generated approximately $77.8 million in operating cash flow during the year. With that I would like to hand the call over to Lily. Lily?

Lily Li

Thank you, Wilfred. As Tony discussed we are operating in a challenging environment where a new regulatory framework will restructure the competitive landscape. We are closely monitoring China’s healthcare reform and particularly evaluating the potential opportunities and challenges brought about by the national insurance policy, expansion of the essential (inaudible) and centralized procurement.

Public comments recently suggest that the manufacturing context could be applied for – at the provisional level instead of central government recognition. The era of uncertainty is pricing and the one key initiative of the reform is to lower essential drug prices. So, there is no doubt that some challenges lie ahead in 2009.

However, we strongly believe that China’s healthcare reform will benefit us in the future because the initiative will greatly expand the market size. In fact, the government estimates that healthcare reform will drive the market to increase by RMB 230 billion about $30 billion.

Such increase in more growth opportunities for AOBO in longer-term will also anticipate consolidation throughout the healthcare sector and this should see the largest, most efficient and skilled business, especially those with innovation capabilities, solid infrastructure, strong cash position, and ongoing cash generation.

All of the AOBO to be – that’s the position to benefit from the reform, we have several key initiatives already underway. First, R&D is part of our strategy to drive growth through innovation. We believe that innovation is the most important competitive factor in China’s pharmaceutical market today, and our new R&D division ensures that we are prepared to be a leading innovator.

The GHK acquisition lends the innovation we need to bring new products to market quickly and efficiently and to bring us several existing patents, a fantastic team of product specialists and industry know-how in China’s complex pharmaceutical registration process.

We continue to anticipate several new product launches in 2009 and at least a 10 in 2010. Each of this product target – and each of this product target is an attractable market size of at least of $200 million annually.

Second, we are investing in our basic infrastructure to support our future growth. We invested in capacity expansion projects, primarily at Three- Happiness and CCXA where we will manufacture new products in our pipeline. We also streamlined our key corporate function at our new multifunctional headquarters in Beijing. These facilities will better organize our R&D, sales and marketing efforts, and strengthen our corporate image and enhance our visibility in Beijing, which is the epicenter of China’s capital allocation and the regulatory decision making.

Third, to vary – our strategy, we grew prescription and OTC products as well as geographic presence accordingly. In fact, we really like China’s vast OTC market because it has an extremely compelling growth profile, generating more than RMB 80 billion in 2008, and currently the fourth largest OTC market in the world.

China’s OTC sales are growing at more than 11% annually and this is much faster than OTC sales growth in other parts of the world, which is closer to 5%. In China, traditional Chinese medicine makes up about 70% of total OTC products. We intend to continue our leadership and focus on this market with our established brand name and our extensive distribution network especially in the rural areas.

As we evaluate 2009, several points come to mind. First, our cash position is strong. We believe, we are well capitalized to pursue our growth plan for the time being and do not intend to enter the capital market in 2009. In fact, operating cash flow will be our prime result of capital, all of the five potential grant, as well as potential collaboration and JV opportunities.

We also note that PRC is incentivising commercial banks to lend here, especially for infrastructure projects. So, we have additional flexibility there if needed. Second, our acquisitions strategy has not changed. Acquisition-led growth is an important part of our long-term strategy and we are always evaluating what is the best opportunity for AOBO. The business environment is changing quite radically. We remain open to pursue in the past acquisitions when the time is right.

Third, we expect some impact from the recent recall of SHL injectables. While AOBO’s products was not recalled, SHL contributed roughly 15% of our total revenue in 2008, as sales volume will likely decline year-over-year as the recall impact industry-wide demand.

I note that China’s increasing focus on quality is a long-term positive for the industry. And for AOBO because we believe companies with fundamental strength and high quality standards like AOBO will benefit from consolidation.

For the full-year 2009, we are taking a conservative approach and expect total Company revenue growth of at least 30% year-over-year with net income of at least $65 million, excluding convertible interest expenses.

Our assumption, take into account three new product launches through the year and a potential 30% decline in SHL sales year-over-year. We also anticipate that distribution network, that distribution net income will remain at about $2.2 million, but revenue should be closer to $15 million as we want to be conservative.

We haven’t included any impact from healthcare reform in our guidance for 2009 and as always our guidance does not assume any new acquisition. Lastly, today we announced that we have initiated a Phase I clinical trial for Cease Enuresis Soft Gel capsule in the US. AOBO has been a market leader in China in this area for quite some time. We are very excited about the potential of this market opportunity.

With that I would like to open the call to questions, operator, please.

Question-and-Answer Session

Operator

(Operating instructions) Our first question comes from the line of Katherine Lu from Oppenheimer.

Katherine Lu – Oppenheimer

Hi, good morning. Thank you for taking my question. My first question, Lily, you gave a very good presentation of the Company saw what 2009 looks like. So, I’m just wondering quantitatively on your guidance, how should we be viewing this guidance, I understand there is a lot of uncertainties associated to 2009, especially on healthcare reform front. Is there any – should we be thinking of this guidance as a base case scenario? Is there any upside or downside associated with that? Yes, could you elaborate on that? Thank you.

Lily Li

[Interpreted] Katherine, thank you very much for your question. I believe these questions are being very good. Indeed, 2009, I believe that will face pretty special environment in terms of the international turbulence environment, as well as domestically. I think that we still need to face the uncertainties in terms of the healthcare reform and as for the details to be finalized in the healthcare reform is pretty difficult for us to give the quantities – elaboration in terms of the guidance. However, for our maximum growth rate and also the profit growth I believe that’s the guidance I have given indeed is pretty reasonable.

Katherine Lu – Oppenheimer

Okay.

Lily Li

No, Katherine, let me finish. And also as I said, the guidance does not include the impact from the healthcare reform, and as I mentioned to you the – as this trial will certainly have the impact for recently recall from the SHL about 30%. I think the healthcare reform is indeed a positive not only for the health – not only for the pharmaceuticals sector itself, but also for AOBO. So, as we go ahead, go down road we see more clearly about the details of the healthcare reforms, certainly will communicate with all of you in the future.

Wilfred Chow

I would like to add something to Lily’s comment just now, I think I should mention that this is a very difficult year because of some uncertainty that I would think the Company and the management has put diligence both into the financial guidance and this is based on our current best information that’s available to give this guidance.

Katherine Lu – Oppenheimer

Okay. Thank you. And Lily, if I can maybe ask one more question related to that, so maybe it is not the best time to quantify the impact, but directionally would you expect the healthcare reform to be a positive factor or negative factor for the Company for 2009 or for 2010?

Lily Li

[Interpreted] Generally speaking I think for the healthcare it is a positive element for the most leading as well as – for most of the companies with best quality, actually for all the most leading companies with the best quality, we are all updating our strategy in order to get more updated and positioned to the ever changing policy and all the companies are trying to grow our top line, as well as our bottom line according to the new policies and as we are trying to (inaudible) more information in terms of healthcare reform, we certainly will update our strategy accordingly.

Tony Liu

[Interpreted] I want to add the following comments. Yes I agree with what Lily has said and I am pleased that for the healthcare reform that is indeed and it is also as a positive for AOBO, but actually for the healthcare reform it has a deep impact on the pharmaceutical sector in every aspect. Therefore what we need to have enough time for AOBO to get ourselves more positions for this healthcare reform. We cannot change the healthcare reform, however we need to get ourself more positioned to the changing policy environment.

Katherine Lu – Oppenheimer

Thank you Tony, thank you Lily. And just one more question, could you, I think I missed that part, what’s your assumption for the sales contribution from Nuo Hua in 2009?

Tony Liu

[Interpreted] So, we anticipated distribution net income to remain at $2.2 million and revenue should be closer to $50 million. This is our forecast in our financial guidance.

Katherine Lu – Oppenheimer

Okay. Thank very much.

Lily Li

Thank you.

Operator

We have a question from the line of Gene Mack from Lazard Capital Markets.

Gene Mack – Lazard Capital Markets

Thanks for taking the question, just a couple of things, first on the healthcare legislation, maybe you could just talk a little bit about what piece of legislation might specifically be, might specifically have the biggest impact to your top line?

Lily Li

[Interpreted] So, I think that the healthcare reform actually had the five major aspects. Due to the time, as we are limited in time I won’t cover all the five aspects, but what is pretty important here is that we can see in the healthcare reform the healthcare insurance will be dramatically increased to cover 95% of the citizens here in China. Therefore the market size for the whole country will be increased by $30 billion as I have already mentioned to you just now. Therefore there is a positive for the pharmaceutical sector and AOBO as well. And secondly, as for the essential drug list, I think that you have already noted that the pricing of the essential drugs unless will be controlled by the government and for the products to be purchased under the essential drug list will be done through the attending of the professional level and also it will have a centralized transportation of the products. So, these are the major impacts.

Gene Mack – Lazard Capital Markets

Okay thanks. And can you just remind me again what percentage of AOBOs products were on the essential drug house and has the final list been published?

Tony Liu

[Interpreted] Yes. If you had already noted that the essential drug list has not been published by the government, so you can – as you all may know that we are now having the peoples comparative congress, as well as the people’s representative congress, now in progress. So as far as we know, we have 615 products being the essential drug list submission version among which we have 312 rest of medicine products and 289 PCM products and for the Company we have 33 products in this submission version.

Gene Mack – Lazard Capital Markets

Okay thanks. And then on the income statement and with respect to the guidance you have given, I guess if we take the Nuo Hua revenues of $50 million out, is that a good indication of what sort of organic – trends in organic growth we are seeing?

Lily Li

[Interpreted] So, for the guidance for 2009 growth I believe that we are pretty comfortable with our organic growth taking to account of the possible 30% of decrease in terms of SHL.

Gene Mack – Lazard Capital Markets

Okay thanks. And then just to understand a little bit, how the expense side is going to working in 2009 gross margins come down to about 62% here now, is that were – will it stabilize there or should we model in a little bit more of – should we model in a little bit more cost of goods through 2009 and maybe a little bit less on the operating expense side in order to get to your, to the $65 million net income?

Wilfred Chow

As I mentioned before, the decrease in the gross margin is an anticipated decrease because of the introduction of our lower margin CCXA products, as well as of the inclusion of the distribution revenue that is of lower margin and I will recommend the analyst or investor to look at our business in two different segment as we separate this in our financial presentation as well. So, the – we are working very hard to maintain the gross margin on both of those segment – in both segments. In terms of operating expenses you may see there is some increase in the selling and – in the selling expenses. And we have also a slight decrease in the general and administrative expenses. The overall operating expenses for the year were around 37% of the total revenue, which is pretty in line with what we have so far. Again, we – in face of this challenging year we will work very hard to control our cost.

Gene Mack – Lazard Capital Markets

Okay. And the 15% tax rate, will that take effect starting in the first quarter?

Tony Liu

[Interpreted] So, all of our five operating subsidiary, which is eligible for the high tax status has already gotten the approval and certification of this status and the tax benefit has actually, already been starting in 2008 and the tax benefit will last for three years and (inaudible) application [ph] up to 2010.

Gene Mack – Lazard Capital Markets

Great. Thanks very much, it is very helpful.

Tony Liu

Thanks you.

Lily Li

Thanks you.

Operator

Your next question comes from Hongbo Lu from Piper Jaffray.

Hongbo Lu – Piper Jaffray & Co.

Thank you so much for taking my question. Lily, I probably will just go back to guidance a little bit, so if we add back Shuanghuanglian’s 30% of decline, the impact is about $10 million and then if we add that back that would imply a growth of 34% year-over-year growth, a little bit lower than historical level. Is this what how we should think about? Is this the reflection of macro economic condition or are there other factors that we should consider? That’s one question. The other question also related to the revenue is, I remember when we first acquired Nuo Hua, we were talking about $80 million expected revenue and $2.3 million net income, so could you comment on what is the underlying consideration for the revenue guidance change? Thank you.

Tony Liu

[Interpreted] Again the financial guidance that we provided is based on the best of local information that we have been factoring some uncertainty related to the healthcare reform. And I also want to mention that the SHL situation is some thing that is not controllable and we worked very hard to maintain the good quality and we will work very hard to maintain the growth of the – maintain the sales of the Shuanghuanglian, but as you know that the – if you are looking at the growth rate individually, I would also like you to look at the paces of revenue that we have has already increased it from $160 million in 2007 to close to $260 million in 2008. So, just by looking at the growth rate as a percentage is quite I think, we do have a pretty decent growth in 2000, compared to past. And as for the Nuo Hua revenue, we had just – again the – the revenue of Nuo Hua from $80 million to $50 million is again the – we also factored in the impact, the possible impact from the healthcare reform and the key point is – in here is to I would like you focus on the net income contribution from distribution company that we actually maintained the forecast on that.

Hongbo Lu – Piper Jaffray & Co.

Yes. Thank you so much. And then just a follow-up, so if we back out $50 million from the top line, which is contribution from Nuo Hua and back out $2.3 million from the net income then my calculation which could be wrong, but my calculation implied in that margin of 19% just from your product sales, is that the right calculation first of all? Second, compared to historical 20% plus where we should expect impact, on the gross margin or on the operating margin side? Thank you.

Tony Liu

[Interpreted] Hongbo, I won’t be able to discuss very detail number with you in this call because I don’t have the detail assumptions that you have and my – because of – so we maybe talking into different assumption based. But again the forecast that we have and the financial projection that we have is relatively comparable net margin as before and that factor in the impact of SHL revenue decline.

Hongbo Lu – Piper Jaffray & Co.

Thank you so much.

Lily Li

Thank you.

Operator

Your next question comes from the line of Hao Hong from Brean Murray.

Hao Hong – Brean Murray

Hi. Couple of question, firstly just now you mentioned that the 33 product potential would be essential drug catalogue, I was just wondering this 33 product, how much in terms of percentage of yourself (inaudible)?

Lily Li

[Interpreted] So, the total sales won’t exceed 20% of the whole Company.

Hao Hong – Brean Murray

Okay so that is less than 20% of the total Company?

Lily Li

Yes.

Hao Hong – Brean Murray

And also a follow-up question on your margin. I hope I got this correctly, you are guiding 2009 sales year on year up 30%, but you were guiding your net income in the range of $65 million. You did $47.8 million this year, so that is giving us a net – growth of net income of about 36% and therefore for some reason your net income guidance is actually implying an increase in your net margin, I am just wondering with the decline is down in SHL some potential inclusion in the catalogue, why should we expect an increase in net margin?

Tony Liu

[Interpreted] I hope I have got your question correctly, but I would think you may have put that into one-time charges of our 2008 in-progress R&D and the non-GAAP net income that we have already presented in our press release showed a $62 million revenue – net income for 2008. So you should compare that to the financial guidance that we provide?

Hao Hong – Brean Murray

Right. And also just one last one on capital – potential for capital management, I noted that you still have a quite a bit of cash on your balance sheet and you are (inaudible) operating cash flow, I am just wondering whether in 2009 you would (inaudible) capital management opportunity given where your share price is right now?

Lily Li

[Interpreted] So, I believe that the strong cash flow is indeed a good result of our operation in whole environment and I believe that the whole operating environment, as well as the support from the government has been further enhanced so therefore we expect to have a pretty strong cash flow in this year.

Hao Hong – Brean Murray

Right. But would you do a buy back in 2009?

Wilfred Chow

[Interpreted] We have already bought back 75 million shares and also we have – we have 75 million approved a program to buy share back and we did 30 million by bought back in July 2008. So, we do have approximate 45 million outstanding for us to – authorized to buy back, but we haven’t done yet. And the company is still pretty – looking for opportunity to kind of buy back from the market.

Hao Hong – Brean Murray, Carret & Co.

Thank you Wilfred. Thanks Lily.

Lily Li

Thank you.

Wilfred Chow

Tony, I feel we’d like to have some closing remarks in for this call.

Tony Liu

[Interpreted] Finally, I want to wrap up the final comment and I also want to thank you for your participation and support. Although we are hard pressed in terms of the global economic environment and also in the pharmaceutical sector, however, I still want to say the last sentence to encourage not only our self, but also to encourage everybody as we have winter here, is spring still far away. Thank you.

Lily Li

Thank you, bye.

Operator

Thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a great day.

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